INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 76 to Registration Statement No. 2-75503 of Maxim Series Fund, Inc. (including Maxim Money Market, Maxim Bond, Maxim Loomis Sayles Bond (formerly Maxim Loomis Sayles Corporate Bond), Maxim U.S. Government Securities, Maxim Short Duration Bond (formerly Maxim Short-Term Maturity Bond, Maxim U.S. Government Mortgage Securities, Maxim Global Bond, Maxim Stock Index, Maxim Index 600, Maxim Value Index, Maxim Growth Index, Maxim Index 400, Maxim Bond Index, Maxim Index Pacific, Maxim Index European, Maxim Templeton(R) International Equity, Maxim INVESCO ADR, Maxim T. Rowe Price Equity/Income, Maxim Founders Growth & Income, Maxim INVESCO Balanced, Maxim Loomis Sayles Small-Cap Value, Maxim Ariel Small-Cap Value, Maxim INVESCO Small-Cap Growth, Maxim Ariel MidCap Value, Maxim T. Rowe Price MidCap Growth, Maxim Aggressive Profile I, Maxim Moderately Aggressive Profile I, Maxim Moderate Profile I, Maxim Moderately Conservative Profile I, Maxim Conservative Profile I, Maxim Aggressive Profile II, Maxim Moderately Aggressive Profile II, Maxim Moderate Profile II, Maxim Moderately Conservative Profile II, and Maxim Conservative Profile II Portfolios) (collectively, the "Series") on Form N-1A of our report dated February 12, 2002, appearing in the Annual Report to Stockholders of the Series for the year ended December 31, 2001.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Denver, Colorado
April 26, 2002